Exhibit 10.3

PERFORMANCE-BASED CASH AWARD
ISSUED UNDER
RYDER SYSTEM, INC. 2005 EQUITY COMPENSATION PLAN

2009 TERMS AND CONDITIONS

The following terms and conditions apply to the 2009 performance-based cash awards (the “PBCAs”) granted by Ryder System, Inc. (the “Company”) under the Ryder System, Inc. 2005 Equity Compensation Plan (the “Plan”), as specified in the Performance-Based Cash Award Notification (the “Notification”), to which these terms and conditions are appended. Certain terms of the PBCAs are set forth in the Notification. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall administer the PBCAs in accordance with the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in the Notification.

1.	General. Each PBCA represents the right to receive a fixed dollar amount on a future date based upon the attainment of certain financial performance goals, on the terms and conditions set forth herein, in the Notification and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, have been delivered to the Participant prior to or along with delivery of the Notification. In the event there is an express conflict between the provisions of the Plan and those set forth in any other Award Document, the terms and conditions of the Plan shall govern. It is intended that the PBCAs qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including any successor provisions and regulations.

The terms and conditions contained herein may be amended by the Committee as permitted by the Plan; none of the terms and conditions of the PBCAs may be amended or waived without the prior approval of the Committee. Any amendment or waiver not approved by the Committee will be void and have no force or effect. Any employee or officer of the Company who authorizes any such amendment or waiver without the prior approval of the Committee will be subject to disciplinary action up to and including forfeiture of his or her PBCAs and/or termination of employment (unless otherwise prohibited by law). All decisions and determination made by the Committee relating to the PBCAs shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan.

2.	Financial Performance Goals; Performance Period. The PBCAs will vest only if, for the three-year period specified in the Notification (the “Performance Period”), the Company’s Total Shareholder Return (“Company TSR”) is equal to or greater than the Total Shareholder Return of the bottom 33rd percentile of companies in the S&P 500 Composite Index for the Performance Period as published by Standard & Poor’s as the “S&P 500 TR”, or, if no such publication is available, based on a comparable publication selected by the Committee (the “Performance Goal”). For purposes of the preceding sentence, Company TSR will be deemed to have met or exceeded the Total Shareholder Return of the bottom 33rd percentile of the S&P 500 Composite Index (“TR”) if the Average TSR Differential (as defined below) is greater than 0. The Average TSR Differential means (a) the sum of the TSR Differential (as defined below) for each monthly period beginning January 1, 2009 and ending December 31, 2011 divided by (b) 36. The TSR Differential for any given monthly period means the absolute difference between (x) the Company TSR from January 1, 2009 through the last business day of the month minus (y) the TR for the bottom 33rd percentile of the companies in the S&P Composite Index for the same period, (expressed as a positive or negative number, as the case may be). As used herein, the term “Total Shareholder Return” shall mean the percentage change in the stock price or index, as applicable, assuming reinvestment of dividends on the ex-dividend date.

3.	Payment of Cash. Subject to this Section 3 and Section 4 below, if the Performance Goal is attained and the Committee otherwise approves the payment of the PBCAs, the Participant will be entitled to receive payment of the PBCAs, provided the Participant was continuously employed by the Company or one of its Subsidiaries from the date of grant of the PBCA to last day of the Performance Period. For purposes of these terms and conditions, the Participant shall not be deemed to have terminated his or her employment with the Company and its Subsidiaries if he or she is immediately thereafter employed by the Company or another Subsidiary. The Participant will receive the cash (net of any applicable taxes) after the issuance has been approved by the Committee or the Board, as the case may be, provided that in no event shall the payment be made after March 15, 2012, unless administratively impracticable to do so.

4.	Termination of PBCAs; Forfeiture. The PBCA will terminate upon the termination of the Participant’s employment with the Company and its Subsidiaries during the Performance Period as described below.

(a)	Resignation by the Participant or Termination by the Company or a Subsidiary: All outstanding PBCAs will be cancelled and the Participant will not have any right to delivery of cash in respect of PBCAs. If the Participant’s employment is terminated by the Company or a Subsidiary for Cause (as defined in Section 11), then the Company shall have the right to reclaim and receive from the Participant cash delivered to the Participant upon the vesting of any PBCAs within the one year period before the date of the Participant’s termination of employment.

(b)	Termination by reason of Death, Disability or Retirement: If the death, Disability (as defined in Section 11) or Retirement (as defined in Section 11) occurs after the end of the Performance Period, the Participant (or his or her Beneficiary, in the event of death) shall be entitled to receive the cash amounts due to him or her under the Award. If the death, Disability or Retirement occurs during the Performance Period and if based on actual performance, the PBCA are earned and approved by the Committee or Board, as the case may be, , the Participant (or his or her Beneficiary, in the event of death) will be entitled to receive a pro-rata cash payment based on the number of days during the Performance Period that the Participant is considered to be an active employee as determined by the Company, payable at the time and manner specified in Section 3 above.

(c)	Proscribed Activity: If, during the Proscribed Period (as defined in Section 11) but prior to a Change of Control (as defined in Section 11 below), the Participant engages in a Proscribed Activity, then the Company shall have the right to reclaim and receive from the Participant all cash delivered to the Participant in respect of any PBCAs during the one year period immediately prior to, or at any time following, the date of the Participant’s termination of employment.

5.	Change of Control. Notwithstanding anything contained herein to the contrary, unless otherwise determined by the Committee prior to a Change of Control which occurs during the Performance Period, all outstanding PBCAs will become fully payable immediately prior to any such Change of Control and shall be paid within 30 days thereafter. To the extent (i) Participant’s employment was terminated by the Company other than for Cause or Disability within the 12 months prior to the date on which the Change of Control occurred, (ii) during such 12 month period the Participant did not engage in a Proscribed Activity, and (iii) the Committee determines, in its sole and absolute discretion, that the decision related to such termination was made in contemplation of the Change of Control, then, upon the Change of Control, the Participant will become entitled to a cash payment equal to the product of: the Fair Market Value of a Share on the date of the Change of Control and the number of PBRSRs to which the Participant would otherwise have been entitled on the date of the Change of Control if the Participant’s employment had continued until the date of the Change of Control. Such cash payment shall be made within 30 days of the Change of Control.

6.	U.S. Federal, State and Local Income Tax Withholding. The cash when delivered will be taxable to the Participant when paid as ordinary income, subject to wage-based withholding and reporting. The Company will satisfy this withholding obligation by reducing the cash to be delivered in an amount sufficient to satisfy the withholding obligations. However, if the cash is delivered with performance-based restricted stock (PBRSRs), the amount of the cash to be delivered may be further reduced in an amount sufficient to satisfy the PBRSR withholding obligations. This Section 6 shall only apply with respect to the Company’s U.S. Federal, state and local income tax withholding obligations. The Company may satisfy any tax obligations it may have in any other jurisdiction in any manner it deems, in its sole and absolute discretion, to be necessary or appropriate.

7.	Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board of Directors, officer, or employee of the Company arising out of or in connection with the PBCAs or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The PBCAs and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

8.	No Employment Right. Neither the grant of the PBCAs nor any action taken hereunder shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to grant PBCAs hereunder. Nothing contained in the Award Documents shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

9.	No Assignment. A Participant’s rights and interest under the PBCAs may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the PBCAs or the Award Documents.

10.	Unfunded Plan. Any amounts owed under the PBCAs shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of any earned amounts.

11.	Definitions.

(a)	“Cause” shall have the meaning set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, or, if none exists, shall mean a determination of “Cause” under any applicable Severance Plan, as in effect on the date of grant of the PBCAs. Notwithstanding the foregoing, unless otherwise set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, during the one year period following a Change of Control, in no event shall a failure to meet performance expectations constitute Cause unless such failure was willful.

(b)	“Change of Control” occurs when:

(i)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) below; or

(ii)	the individuals who, as of January 1, 2007, constituted the Board of Directors of the Company (the “Board” generally and as of January 1, 2007 the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2007 whose election, or nomination for election, was approved by a vote of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) (as in effect on January 23, 2000) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(iii)	there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	there is a liquidation or dissolution of the Company approved by the shareholders; or

(v) there is a sale of all or substantially all of the assets of the Company.

(c)	“Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company; or (iii) a determination by the Social Security Administration that a Participant is totally disabled.

(d)	“Proscribed Activity” means any of the following:

(i)	the Participant’s breach of any written agreement between the Participant and the Company or any of its Subsidiaries, including any agreement relating to nondisclosure, noncompetition, nonsolicitation and/or nondisparagement;

(ii)	the Participant’s direct or indirect unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public;

(iii)	the Participant’s direct or indirect engaging or becoming a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its Subsidiaries which is engaged or proposes to engage in a business competitive directly or indirectly with the business conducted by the Company or its Subsidiaries in any geographic area where such business of the Company or its Subsidiaries is conducted, provided that the Participant’s investment in one percent (1%) or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange shall not be treated as a Proscribed Activity;

(iv)	the Participant’s direct or indirect, either on the Participant’s own account or for any person, firm or company, soliciting, interfering with or inducing, or attempting to induce, any employee of the Company or any of its Subsidiaries to leave his or her employment or to breach his or her employment agreement;

(v)	the Participant’s direct or indirect taking away, interfering with relations with, diverting or attempting to divert from the Company or any Subsidiary any business with any customer of the Company or any Subsidiary, including (A) any customer that has been solicited or serviced by the Company within one (1) year prior to the date of termination of Participant’s employment with the Company and (B) any customer with which the Participant has had contact or association, or which was under the supervision of Participant, or the identity of which was learned by the Participant as a result of Participant’s employment with the Company;

(vi)	the Participant’s making of any remarks disparaging the conduct or character of the Company or any of its Subsidiaries, or their current or former agents, employees, officers, directors, successors or assigns; or

(vii)	the Participant’s failure to cooperate with the Company or any Subsidiary, for no additional compensation (other than reimbursement of expenses), in any litigation or administrative proceedings involving any matters with which the Participant was involved during the Participant’s employment with the Company or any Subsidiary.

(e)	“Proscribed Period” means the period beginning on the date of termination of Participant’s employment and ending on the later of (A) the one year anniversary of such termination date or (B) if the Participant is entitled to severance benefits in the form of salary continuation, the date on which salary continuation is no longer payable to the Participant.

(f)	“Retirement” means termination of employment for any reason (other than for Cause or by reason of death or Disability) upon or following attainment of age 55 and completion of at least 10 years of service, or upon or following attainment of age 65 without regard to years of service; provided that, Retirement shall not be deemed to occur unless such termination of service constitutes a separation from service, as defined by Section 409A of the Code.

12. Other Benefits. No amount accrued or paid under the PBCAs shall be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company or its Subsidiaries, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.